PIONEER BALANCED FUND


                          Establishment and Designation
                                       of
        Class A Shares, Class B Shares, Class C Shares and Class Y Shares
                            of Beneficial Interest of
                               Pioneer Balanced Fund


         The undersigned, being a majority of the Trustees of Pioneer Real Estate Shares, a Delaware business trust (the "Fund"), acting pursuant to
Article V, Section 1 of the Agreement and Declaration of Trust dated June 16, 1994 of the Fund (the "Declaration"), do hereby divide the shares of beneficial interest of the Fund (the "Shares") to create four classes of Shares of the Fund as follows:

         1. The four classes of Shares established and designated hereby are "Class A Shares," "Class B Shares," "Class C Shares" and "Class Y Shares," respectively.

         2. Class A Shares, Class B Shares, Class C Shares and Class Y Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

         3. The purchase price of Class A Shares, Class B Shares, Class C Shares and Class Y Shares, the method of determining the net asset value of Class A Shares, Class B Shares, Class C Shares and Class Y Shares and the relative dividend rights of holders of Class A Shares, Class B Shares, Class C Shares and Class Y Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

         4. The Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued are Class A Shares, Class B Shares, Class C Shares, Class Y Shares, or Shares of any other class of the Fund hereinafter established and designated by the Trustees.



         IN WITNESS WHEREOF, the undersigned have executed this instrument this 1st day of July, 1997.



John F. Cogan, Jr.                      Marguerite A. Piret
as Trustee and not individually         as Trustee and not individually
975 Memorial Drive, #802                162 Washington Street
Cambridge, MA  02138                    Belmont, MA  02178



Mary K. Bush                            David D. Tripple
as Trustee and not individually         as Trustee and not individually
Health Policy Institute                 6 Woodbine Road
53 Bay State Road                       Belmont, MA  02178
Boston, MA  02215


Richard H. Egdahl, M.D.                 Stephen K. West, Esq.
as Trustee and not individually         as Trustee and not individually
Health Policy Institute                 Sullivan & Cromwell
53 Bay State Road                       125 Board Street
Boston, MA  02215                       New York, NY  10004



Margaret B.W. Graham                    John Winthrop
as Trustee and not individually         as Trustee and not individually
The Keep                                One Adgers Wharf
P.O. Box 110                            Charlestown, SC  29401
Little Deer Isle, ME 04650



Stephen G. Kasnet                       Fred N. Pratt, Jr.
as Trustee and not individually         as Trustee and not individually
One University Lane                     c/o Boston Financial
Manchester, MA 01944                    101 Arch Street
                                        Boston MA  02110



John W. Kendrick                        Blake Eagle
as Trustee and not individually         as Trustee and not individually
6363 Waterway Drive                     Massachusetts Institute
Falls Church, VA 22044                  of Technology
                                        Building W31 310
                                        Cambridge, MA 02139